Exhibit 10.12

CONFIDENTIAL

                         EMPLOYMENT AGREEMENT

This Retention Bonus and Stock Option Agreement (the "Agreement") sets forth the terms of the employment of Paul Stabnow with Maximum Dynamics, Inc. or one of its affiliates ("MXDY") commencing on the 8th of October, 2002. Mr. Stabnow is referred to in this Agreement as "you" or "the executive," and MXDY and its affiliates are referred to collectively as the "Company." Congratulations on joining the MXDY team.

     1. Duration. The term of this Agreement will begin on the 8th of October 2002 and end three years later, unless sooner terminated (the "Employment Term").

     2. Title. You will be employed as Chief Technology Officer. You will devote your best efforts and all of your business time, attention and skill to the performance of the duties associated with this position. You will report to The Chairman and Chief Executive Officer or his/her successor. You will also perform such other duties as The Chairman and Chief Executive Officer or his/her successor may in good faith assign to you, which shall not be inconsistent with your position with MXDY. Your principal place of employment will be Denver, CO or Colorado Springs, CO.

     3. Compensation. Your annual base salary will be $102,000, which will be paid to you in accordance with MXDY normal payroll procedures as set forth in your employment agreement. You will be eligible to receive a target bonus equal to 80% of your base salary each year with said bonus subject to approval by the Board of Directors. Salary compensation shall commence whenever the first of any of the following occurs: Eric Majors begins receiving salary compensation OR when the Company receives at least $1 million in financing OR when the Company receives at least $50,000 in revenue per month. In addition, to this salary, Employee will receive any bonuses, incentives, stock options, or other compensated items based upon performance as set forth in sections 3 and 5. The initial base salary may be increased every 3 months at the discretion of the Board of Directors of the Company.

        You will be eligible to participate in the MXDY Stock-Based Incentive Plan upon its formation. You will also be eligible for an annual option target grant of approximately $500,000 at a forty percent discount off of the bid price. Annual option target grant shall begin one year from the date of this agreement. Additional stock option grants are discretionary and must be approved by the Board of Directors of MXDY Inc. on an annual basis. Other than your annual option target grant, MXDY is not obligated to make any kind of option grant to you.

     4. Benefits. During your employment, you will be eligible to participate in the applicable benefit plans and programs generally made available to other MXDY executives of similar status, primary place of employment and title to you. You recognize that these plans and programs may change at any time.

     5. Retention Bonus. You will be eligible for a retention bonus of up to $275,400 subject to the terms described below. One third of that amount (i.e., $91,800) will be paid to you only if you are employed by MXDY on the first anniversary of the date of this Agreement. Another third of that amount will be paid to you only if you are employed by MXDY on the second anniversary of the date of this Agreement. And, the last third of that amount will be paid to you only if you are employed by MXDY on the third anniversary of the date of this Agreement. All such amounts will be paid as soon as reasonably practicable following the respective anniversary dates. The amounts may be paid with shares


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        of Common Stock of MXDY. The share price used to convert such payment shall be the share price upon the day of payment.

     6. Termination. If your employment is terminated by MXDY without "Cause" (as defined below) or you terminate your employment with "Good Reason" (as defined below), MXDY sole obligation to you hereunder shall be to pay or provide to you (i) any accrued and unpaid base salary earned through the date of termination, (ii) an amount equal to $275,400, less the amount of all payments theretofore paid to you pursuant to Section 5 hereof and (iii) for the duration of the three-year Employment Term, medical, dental and life insurance benefits as if your employment had not been terminated; provided, however, that if you become reemployed with another employer and are eligible to receive medical or other welfare benefits under another employer-
        provided   plan,  the  medical  and  other  welfare  benefits
        described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. You may terminate your employment for Good Reason only if you provide
        MXDY written notice of such termination   within ninety days of
        the occurrence of Good Reason.

        If your employment with MXDY terminates for "Cause" or you terminate without "Good Reason," MXDY sole obligation to you hereunder shall be to pay to you any accrued and unpaid base salary earned through the date of termination.

        For purposes of this Agreement "Cause" shall mean:
           (i) Your   willful   and   continued   failure to perform
        substantially your duties with MXDY (other than any such failure resulting from incapacity due to physical or mental illness) which has not been cured within thirty days after a written demand for substantial performance is delivered to you by the Chief Executive Officer of MXDY which specifically identifies the manner in which you have not substantially performed your duties, or
          (ii) Your willfully engaging in illegal conduct or gross misconduct, which is materially and demonstrably injurious to MXDY.

        For purposes of this provision, no act or failure to act on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of MXDY.

        For purposes of this Agreement "Good Reason" shall mean:
          (i) Your base salary is reduced below $102,000;
         (ii) Your duties and responsibilities as Chief Technology Officer are materially and adversely diminished, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by MXDY promptly after written notice thereof is given by you to MXDY; or
        (iii) You are required to be based at a location more than 60 miles from the location where your employment is based pursuant to this Agreement.

        The severance pay and benefits provided for in this Section 6 shall be in lieu of any other severance pay to which you may be entitled under any severance policy; employment agreement or other policy, plan or program with MXDY or any of its affiliates. Your entitlement to any compensation or benefits other than as provided herein shall be determined in accordance with the employee benefit plans of MXDY as in effect from time to time and as may be modified.

        Any termination by MXDY for Cause, or by you for Good Reason, shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the


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        specific termination provision in this Agreement relied upon, and
        (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. The failure by you or MXDY to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of yours or MXDY, respectively, hereunder or preclude you or MXDY, respectively, from asserting such fact or circumstance in enforcing yours or MXDY rights hereunder.

     7. Employment At-Will. At the end of the three year term of this Agreement, you will be employed on an at-will basis, such that you may terminate your employment at any time and MXDY may terminate your employment at any time for any reason.

     8. Confidentiality or Proprietary Information. You agree, during or after the term of this employment for a period of 24 months, not to reveal confidential information, or trade secrets to any person, firm, corporation, or entity. Should you reveal or threaten to reveal this information, the Company shall be entitled to an injunction restraining you from disclosing same, or from rendering any services to any entity to whom said information has been or is threatened to be disclosed.

     9. Reimbursement of Expenses. You may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse you for all business expenses after you present an itemized account of expenditures, pursuant to Company policy.

    10. Vacation. You shall be entitled to a yearly vacation of 3 weeks at full pay.

    11. Disability. If you cannot perform the duties because of illness or incapacity for a period of more than 2 weeks, the compensation otherwise due during said illness or incapacity will be reduced by 20 percent. Your full compensation will be reinstated upon return to work. However, if you are absent from work for any reason for a continuous period of over 3 months, the Company may terminate your employment, and the Company's obligations under this agreement will cease on that date.

    12. Death Benefit. Should you die during the term of employment, the Company shall pay to your estate any compensation due for 3 months at the end of the month in which death occurred.

    13. Restriction on Post Employment. For a period of 24 months after the end of employment, you shall not control, consult to or be employed by any business similar to that conducted by the company, either by soliciting any of its accounts or by operating within Employer's general trading area.

    14. Entire Agreement.   This Agreement sets forth the entire
        agreement of the parties with respect to your employment with MXDY and any of its affiliates and the termination thereof, and supercedes any and all agreements, oral or written, with respect thereto, and any offer letters or other employment terms and conditions, which are hereby superceded and rendered null and void.

    15. Effective Date. The rights and obligations of the parties under this Agreement will be effective on the date of signing of this Agreement by both parties.


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    16. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall in all respects be governed by the laws of Colorado, without reference to principles of conflict of law.

    17. Disclosure. From and after the date of execution of this Agreement, you will not disclose this Agreement, or any of its contents, to any person, entity or corporation other than your spouse, immediate family, attorney, tax advisor or financial advisor. You may discuss this Agreement with Executive Officers in MXDY Human Resources or Legal departments.

    18. Taxes. All payments and benefits hereunder shall be subject to all applicable taxes required to be withheld by MXDY pursuant to federal, state or local laws.

    19. Cooperation. In the event of your termination, for whatever reason, you shall cooperate with MXDY and be reasonably available to MXDY with respect to continuing and/or future matters arising out of your employment or any other relationship with MXDY, whether such matters are business-related, legal or otherwise. You shall be compensated for such services at hourly rates approximately proportionate to your weekly salary divided by forty plus expenses. Any testimony you give must be truthful and accurate.

    20. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms.

    21. Solicitation of Employees. You agree that for the one (1) year period following your termination of employment with MXDY, you will not, either directly or indirectly, alone or in conjunction with another party, solicit, employ, or attempt to employ, any individual who on the date of termination is, or within one year prior thereto was, an employee of MXDY.

    22. Non-Assignment. You shall not assign all or any portion of this Agreement without the prior written consent of MXDY.

    23. Modification. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto.

    24. Full Settlement. MXDY obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which MXDY may have against you. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement and such amounts shall not be reduced whether or not you obtain other employment.

    25. Confidential Information.  You shall hold in a fiduciary capacity for the benefit of MXDY all secret or confidential information, knowledge or data relating to MXDY, and its businesses, which shall have been obtained by you during your employment by MXDY (including Barrington Gap and any of its affiliates) and which shall not be or become public knowledge (other than by acts by you or representatives of you in violation of this Agreement). After termination of your employment, you shall not, without the prior written consent of MXDY or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other
        than   MXDY and those designated by it.  In no event shall an

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        asserted violation of the provisions of this Section 20
        constitute a basis for deferring or withholding any amounts otherwise payable to you under this Agreement.

    26. Arbitration. By signing this Agreement, you agree that all claims or disputes covered by this Agreement or otherwise arising out of or relating to your employment during the term of the Agreement must be submitted to binding arbitration and that this arbitration will be the sole and exclusive remedy for resolving any such claim or dispute. This promise to resolve claims by arbitration is equally binding upon both you and MXDY.

        Any arbitration will be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitrator shall apply the Federal Rules of Evidence. The arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the arbitrator deems necessary.

        The Company shall pay the costs of arbitration and each party shall bear its own expenses; provided, that if you are the prevailing party in any such proceeding, the Company shall reimburse you for your reasonable costs and expenses, including attorney's fees, incurred in connection with such proceeding.


If you accept the terms of this Agreement, please sign below in the space provided.


Maximum Dynamics, Inc.

By:                             Date:
    ----------------------           -------------------
Name:  Eric R. Majors
Title: Chief Executive Officer


By: /s/Paul Stabnow             Date:
 -------------------------           -------------------
Name:  Paul Stabnow
Executive Signature



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